Exhibit (c)(15)

– Preliminary Working Draft Subject to Material Revision – October 30, 2024 Discussion Materials Project Telluride

– Preliminary Working Draft Subject to Material Revision –

Overview of Transaction Counter-Framework

Telluride Counter-Framework

Telluride Share Price	$12.00	$13.00	$14.00	*30 Day VWAP* $14.85	$15.00	*10 Day VWAP* $15.42	*Current* $16.14
Cash Consideration to Luggage Common Equity	$20	$20	$20	$20	$20	$20	$20
Plus: Cash to Exchangeable Senior Debentures	330	330	330	330	330	330	330
Plus: Cash / Telluride Common Stock to Certares	23	54	86	109	113	124	143
Total Consideration from Telluride	**$373**	**$404**	**$436**	**$459**	**$463**	**$474**	**$493**
Implied $ Discount to Certares Par Value [(1)]	*($252)*	*($221)*	*($189)*	*($166)*	*($162)*	*($151)*	*($132)*
Certares Recovery Value	n.m.	$19	$46	$68	$72	$84	$103
Implied $ Premium to Certares Recovery Value	n.m.	*$36*	*$40*	*$40*	*$40*	*$41*	*$40*
Telluride Common Stock Owned by Luggage	14.0	14.0	14.0	14.0	14.0	14.0	14.0
Telluride Common Share Price	$12.00	$13.00	$14.00	$14.85	$15.00	$15.42	$16.14
Total Common Stock Consideration	**$168**	**$182**	**$196**	**$208**	**$210**	**$216**	**$226**
Residual Consideration For Telluride Class B Shares	$205	$222	$239	$250	$252	$258	$267
Telluride Class B Common Stock Owned by Luggage	12.8	12.8	12.8	12.8	12.8	12.8	12.8
Implied Telluride Class B Common Stock Price	**$16.02**	**$17.36**	**$18.69**	**$19.57**	**$19.73**	**$20.15**	**$20.86**
Aggregate Premium Paid	***$51***	***$56***	***$60***	***$60***	***$60***	***$61***	***$60***
% of Market Cap	***2.8%***	***2.8%***	***2.8%***	***2.7%***	***2.6%***	***2.6%***	***2.4%***
Premium vs. Current Telluride Share Price ($16.14)	***(0.7%)***	***7.5%***	***15.8%***	***21.3%***	***22.2%***	***24.8%***	***29.2%***
Premium vs. Telluride Common Share Price	***33.5%***	***33.5%***	***33.5%***	***31.8%***	***31.5%***	***30.7%***	***29.2%***
Premium vs. Telluride 10-Day VWAP ($15.42)	***3.9%***	***12.6%***	***21.2%***	***26.9%***	***27.9%***	***30.7%***	***35.3%***
Premium vs. Telluride 30-Day VWAP ($14.85)	***7.9%***	***16.9%***	***25.9%***	***31.8%***	***32.8%***	***35.7%***	***40.5%***
Implied Avg. Telluride Share Price (Common + B's Acq.)	**$13.92**	**$15.08**	**$16.24**	**$17.10**	**$17.25**	**$17.67**	**$18.39**
Premium vs. Telluride Common Share Price	***16%***	***16%***	***16%***	***15%***	***15%***	***15%***	***14%***
Memo: 50% Cash / 50% Stock Consideration to Certares assuming max cash consideration of $435mm							
Cash Consideration to Certares (assuming cash to Luggage Common)	$12	$27	$43	$54	$56	$62	$72
Telluride Common Stock to Certares	$12	$27	$43	$54	$56	$62	$72
# of Telluride Shares Issued to Certares	*1.0*	*2.1*	*3.1*	*3.7*	*3.8*	*4.0*	*4.4*
PF Certares Ownership [(2)]	*2.1%*	*3.0%*	*3.7%*	*4.2%*	*4.2%*	*4.4%*	*4.7%*
Total Cash Outlay for Telluride	$362	$377	$393	$404	$406	$412	$422
Total Telluride Shares Issued	1.0	2.1	3.1	3.7	3.8	4.0	4.4
% of Telluride Basic Shares Oustanding Issued	*0.7%*	*1.5%*	*2.2%*	*2.6%*	*2.7%*	*2.9%*	*3.2%*
Net Shares Retired	25.9	24.7	23.8	23.2	23.1	22.8	22.4
% of Telluride Basic Shares Oustanding	*18.6%*	*17.8%*	*17.1%*	*16.6%*	*16.6%*	*16.4%*	*16.1%*

Source: Company filings, Certares materials and FactSet as of October 30, 2024.

Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings.

(1) Reflects Series A Preferred par value of $275mm as of March 2025 per Certares materials.

(2) Based on diluted shares outstanding.

1

2 – Preliminary Working Draft Subject to Material Revision – Overview of Consideration to Luggage Stakeholders Source: Company filings and FactSet as of October 30, 2024. Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Luggage share count includes ~1.2mm RSUs of which ~0.4mm RSUs allocated to Series B and the remaining ~0.8mm RSUs allocated to Series A. (1) Consideration to Certares of 50% / 50% cash / stock, subject to Telluride not issuing more than 5% of BSO to Certares and not utilizing more than $435mm cash as part of a transaction (excluding transaction fees). (2) Reflects total proceeds to Certares / Certares initial investment of $325mm. (3) Reflects annual return to Certares based on initial investment of $325mm in March 2020 and proceeds of $252mm cash in March 2021, $29mm cash in April 2021, value of 1.7mm Telluride shares and consideration per counter-framework assuming close date of April 2025. (4) Reflects consideration to Certares less Series A Preferred par value. Reflects Series A Preferred par value of $275mm as of March 2025 per Certares materials. Receives Par Receives 50% cash / 50% stock(1) Telluride Counter-Framework 30 Day VWAP 10 Day VWAP Current Telluride Share Price $12.00 $13.00 $14.00 $14.85 $15.00 $15.42 $16.14 Consideration Received in Proposed Transaction Luggage Series A (Current Market Value: $31) Luggage Series B (Current Market Value: $19) Consideration to Luggage Common Equity $20 $20 $20 $20 $20 $20 $20 Consideration to VPF (2.4mm shares) $29 $31 $34 $36 $36 $37 $39 Consideration to Exchangeable Senior Debentures $330 $330 $330 $330 $330 $330 $330 Consideration to Certares $23 $54 $86 $109 $113 $124 $143 Estimated Lifetime Proceeds to Certares Cash Proceeds Received by Certares (in 2021) $281 $281 $281 $281 $281 $281 $281 Value of Telluride Shares Held by Certares (1.7mm) 21 22 24 25 26 26 28 Consideration to Certares Per Counter-Framework 23 54 86 109 113 124 143 Total Proceeds to Certares $325 $358 $391 $415 $420 $431 $452 Implied MOIC (2) 1.0x 1.1x 1.2x 1.3x 1.3x 1.3x 1.4x Implied IRR (3) (0%) 5% 10% 12% 13% 14% 15% Consideration to Certares Per Counter-Framework vs Par Value (4) ($252) ($221) ($189) ($166) ($162) ($151) ($132) Certares initially invested $325mm in Luggage in March 2020 Allocation between Luggage Series A and Series B shares to be determined